Exhibit 23.8

Jiayin Group Inc.

26th Floor, Building No. 1, Youyou Century Plaza,

428 South Yanggao Road,

Pudong New Area, Shanghai

PRC 200122

December 19, 2018

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of Jiayin Group Inc. (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that following the effectiveness of the Registration Statement and commencing at the time the Securities and Exchange Commission declares the registration statement on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, effective, I will serve as a member of the board of directors of the Company.

[Signature page to follow]

Sincerely yours,

/s/ Meng Rui
Name: Meng Rui